UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Yahoo! Inc.

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On March 24, 2016, Yahoo! Inc. issued the following press statement:

Yahoo Statement Regarding Starboard Announcement

SUNNYVALE, Calif. – March 24, 2016 – Yahoo today noted Starboard Value LP’s announcement of its intention to nominate nine director candidates for election to Yahoo’s Board of Directors at the company’s 2016 Annual Meeting of Shareholders.

The Board’s Nominating and Governance Committee will review Starboard’s proposed director nominees and respond in due course.

Additional Information and Where to Find It

Yahoo! Inc. (the “Company”), its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the Company’s 2016 Annual Meeting of Stockholders (the “Annual Meeting”). The Company plans to file a proxy statement (the “2016 Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting.

Eric K. Brandt, Catherine J. Friedman, David Filo, Susan M. James, Marissa A. Mayer, Thomas J. McInerney, H. Lee Scott, Jr., Jane E. Shaw, Ph.D. and Maynard G. Webb, Jr., all of whom are members of the Company’s Board of Directors, and Ken Goldman, Chief Financial Officer, are participants in the Company’s solicitation. Other than Mr. Filo, none of such participants owns in excess of 1% of the Company’s common stock. Mr. Filo may be deemed to own approximately 7.5% of the Company’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the 2016 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2015 Annual Meeting of Stockholders (the “2015 Proxy Statement”), which was filed with the SEC on April 29, 2015. To the extent that holdings of the Company’s securities have changed since the amounts printed in the 2015 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Promptly after filing its definitive 2016 Proxy Statement with the SEC, the Company will mail the definitive 2016 Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the Company’s preliminary proxy statement, any amendments or supplements thereto and any other relevant documents filed by the Company with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov). Copies of the Company’s definitive proxy statement, any amendments or supplements thereto and any other relevant documents filed by the Company with the SEC in connection with the Annual Meeting will also be available, free of charge, at the Company’s website (http://info.yahoo.com) or by writing to Investor Relations, Yahoo! Inc., 701 First Avenue, Sunnyvale, CA 94089. In addition, copies of these materials may be requested, free of charge, from the Company’s proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022 or (212) 750-5833.

About Yahoo

Yahoo is a guide focused on informing, connecting, and entertaining our users. By creating highly personalized experiences for our users, we keep people connected to what matters most to them, across devices and around the world. In turn, we create value for advertisers by connecting them with the audiences that build their businesses. Yahoo is headquartered in Sunnyvale, California, and has offices located throughout the Americas, Asia Pacific (APAC) and the Europe, Middle East and Africa (EMEA) regions. For more information, visit the pressroom (pressroom.yahoo.net) or the Company’s blog (yahoo.tumblr.com).

Media Relations Contact:

Sarah Meron, 408-349-4040

media@yahoo-inc.com

Or

Investor Relations Contact:

Joon Huh, 408-349-3382

investorrelations@yahoo-inc.com